EXHIBIT 20.1

NISSAN MASTER OWNER TRUST RECEIVABLES - 2005-A
Monthly Servicer's Report for the month ended January 31, 2006

Period	Collection	Accrual	Distribution	Series Allocation Percentage at Month-End	45.71%
From	01-Jan-06	17-Jan-06	15-Feb-06	Floating Allocation Percentage at Month-End	76.50%
To	31-Jan-06	15-Feb-06

Description of Collateral			Expected Final	Accumulation	Early Redemption
On the Distribution Date, the Series 2005-A balances were:			Payment Date	Period	Period
			9/15/2006	3/1/2006	No
	Notes	$800,000,000.00

Principal Amount of Debt	$800,000,000.00
Required Overcollateralization	106,515,580.72
Incremental Overcollateralization Amount	0.00
Series Nominal Liquidation Amount	$906,515,580.72

Required Participation Amount	958,515,580.72	Accumulation Account
Excess Receivables	208,008,117.86	Beginning	$0.00

Total Collateral	$1,166,523,698.58	Additions	$0.00
		Ending Balance	$0.00
Collateral as Percent of Notes	145.82%

NMOTR Trust Pool Activity
During the past Collection Period, the following activity occurred:
		Distributions to Investors
	NMOTR	Days	29
	Total Pool	LIBOR	4.470000%
Beginning Gross Principal Pool Balance	$2,801,582,607.14	Applicable Margin	0.030000%
Total Principal Collections	(1,193,579,867.15)		4.500000%
Investment in New Receivables	1,169,521,482.57
Receivables Added for Additional Accounts	-		Actual	Per $1000
Repurchases	-	Interest	$2,900,000.00	$3.05
Principal Default Amounts	-	Principal	$0.00	$0.00
Principal Reallocation	-	Unused Fee	$0.00	$0.00
New Series Issued During Collection Period				$3.05
Less Net CMA Offset	(223,005,958.03)
Less Servicing Adjustment	(2,747,673.88)	Total Due Investors	$2,900,000.00	4.500000%
Ending Balance	$2,551,770,590.65	Servicing Fee	755,429.65
		Excess Cash Flow	$1,275,314.40
SAP for Next Period	54.29%

Average Receivable Balance	$2,571,894,074.20
Monthly Payment Rate	46.41%	Reserve Account

Interest Collections		Required Balance	$6,000,000.00
During the past collection period, the following activity occurred:		Current Balance	6,000,000.00
		Deficit/(Excess)	$0.00
	NMOTR
	Total Pool
Total Interest Collections	$14,098,571.97
Principal Reallocations	0.00
Recoveries on Receivables Written Off	0.00
Total Available	$14,098,571.97